Exhibit 4.2

SEARS, ROEBUCK AND CO.
Servicer

and

SRFG, INC.
Seller

AMENDMENT NO. 1 TO
RECEIVABLES WAREHOUSE AGREEMENT
amending
RECEIVABLES WAREHOUSE AGREEMENT
Dated as of December 21, 1995

Dated as of July 20, 2001

_______________________________________________________

SEARS CREDIT ACCOUNT MASTER TRUST II

RECITALS

          WHEREAS, the parties hereto entered into that certain Receivables Warehouse Agreement, dated as of December 21, 1995 (the "Warehouse Agreement"), by and between Sears, Roebuck and Co., a New York corporation ("Sears") and SRFG, Inc., formerly Sears Receivables Financing Group, Inc., a Delaware corporation ("SRFG");

          WHEREAS, pursuant to the provisions of the Purchase and Contribution Agreements, Sears did sell, transfer and assign and otherwise convey to SRFG, without recourse, all right, title and interest of Sears in and to certain receivables and interchange fees.

          WHEREAS, Sears and SRFG desire to permit SRFG to transfer such interchange fees into trusts, whether now existing or to be formed in the future.

          WHEREAS, Sears and SRFG desire to effect certain other amendments to the Warehouse Agreement.

AGREEMENT

          NOW, THEREFORE, THIS AMENDMENT WITNESSETH that, for and in consideration of the above premises, Sears and SRFG agree as follows:

I.       Definitions.

         Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreements.

II.      Amendment to Definitions. The following definitions are hereby amended as follows:

          A.      "Account." The definition of "Account" is amended and restated in its entirety to read as follows:

          "Account" shall mean an open-end retail charge plan for specified Persons, maintained by Sears or an affiliate of Sears with respect to the sale of goods or services (including, without limitation, any general purpose or co-branded credit cards and Sears MasterCard accounts), receivables under which are transferred to the SRFG pursuant to this Agreement. Unless SRFG otherwise elects pursuant to the Pooling and Servicing Agreement, no Account shall be a Charged-Off Account as of the Account Selection Date. Each Account shall be identified by account number on Schedule 1 to the Pooling and Servicing Agreement. The definition of Account shall include each account (a "Transferred Account") into which an Account shall be transferred provided that (i) such transfer was made in accordance with the Credit Guidelines (as defined in the Pooling and Servicing Agreement) and (ii) such transferred Account can be traced or identified as an account into which an Account has been transferred. The term "Account" shall be deemed to refer to an Additional Account only from and after the Addition Date with respect thereto. The definition of Account shall not include any

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Account the Receivables in which are removed from the Trust pursuant to the Pooling and Servicing Agreement after it has been reassigned to SRFG.

          B.      "Additional Account Cut-Off Date." The definition of "Additional Account Cut-Off Date" is amended and restated in its entirety to read as follows:

          "Additional Account Cut-Off Date" for any Additional Account shall mean the date specified as such in the Assignment of Additional Accounts for such Additional Account.

          C.      "Collections." The definition of "Collections" is amended and restated in its entirety to read as follows:

          "Collections" shall mean (i) all payments including Coverage Proceeds, if any, by or on behalf of an Obligor received by Sears or an affiliate of Sears, in respect of the Receivables at one of its central administrative units charged with processing funds and recording them in the Sears or such affiliate's records, as applicable, in the form of cash, checks, wire transfers, ATM transfers or other forms of payment in accordance with the relevant Credit Agreement in effect from time to time, (ii) amounts treated as Collections pursuant to various provisions of the Pooling and Servicing Agreement and (iii) all amounts realized by Sears on account of Interchange. A Collection processed on an Account in excess of the aggregate amount of Receivables in such Account shall be credited to such Account or refunded to the Obligor by Sears or an affiliate of Sears in accordance with its normal practice.

          D.       "Due Period." The definition of "Due Period" is amended and restated in its entirety to read as follows:

           "Due Period" shall mean the monthly period beginning on the first day of any calendar month and ending on the last day of such calendar month. When used with respect to any Distribution Date occurring on and after February 15, 2001, the Due Period shall be the calendar month preceding the calendar month in which such Distribution Date occurs and shall be referred to herein as a "related Due Period."

          E.       "Finance Charge Receivables." The definition of "Finance Charge Receivables" is amended and restated in its entirety to read as follows:

          "Finance Charge Receivables" with respect to any Account for any Due Period will mean the amount recorded with respect to the Account as finance charges and, if applicable, fees and other amounts treated as finance charges on such Account for such Due Period.

          F.       "Insurance Proceeds." The definition of "Insurance Proceeds" is hereby redefined as "Coverage Proceeds", and the term "Coverage Proceeds" shall be substituted for each and every occurrence of the term "Insurance Proceeds" in the Agreement; further, the definition of "Coverage Proceeds" shall be restated in its entirety to read as follows:

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          "Coverage Proceeds" shall mean (a) any amounts recovered pursuant to any credit life insurance policies covering any Obligor with respect to Receivables under such Obligor's Account, and (b) any amounts received pursuant to any debt cancellation agreement covering any Obligor with respect to Receivables under such Obligor's Account.

          G.      "Interchange." The definition of "Interchange" is hereby inserted in its appropriate alphabetical position:

         "Interchange" shall mean interchange fees or interchange reimbursement fees, paid or payable to Sears National Bank with respect to the Accounts, in its capacity as credit card issuer, in connection with cardholder purchases of merchandise and services and cardholder cash advances.

          H.      The definition of "Receivable" is amended and restated in its entirety to read as follows:

          "Receivable" shall mean any amount owing by any Obligor under an Account from time to time, including, without limitation, amounts owing for the payment of goods and services (including, without limitation, if applicable, cash advances, balance transfers or amounts owing under convenience checks), finance charges, and other charges, if any. A Receivable shall be deemed to have been created at the end of the day on the Date of Processing of such Receivable. A Receivable shall not include any amount owing under a Charged-Off Account or an Account in which the Receivables have been repurchased pursuant to the Pooling and Servicing Agreement or pursuant to Section 6.05(d) of this Agreement.

III.     Amendment to Section 2.01(a).

          Section 2.01(a) is amended by deleting the second sentence of that section and inserting the following as the second and third sentences thereof:

Effective as of July 20, 2001, Sears hereby sells, transfers, assigns and otherwise conveys to SRFG, without recourse, all right, title and interest of Sears in and to Interchange existing as of July 20, 2001 and thereafter created, all monies due or to become due with respect thereto, all proceeds (as defined in Article 9 of the UCC as in effect in the State of New York) of Interchange, if any, relating thereto. In the event that such sale, transfer, assignment or conveyance pursuant to either of the preceding sentences is deemed to create a security interest in the specified property, Sears confirms that it has granted and does hereby grant to SRFG a security interest therein.

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IV.      Miscellaneous.

           Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

           Governing Law. This Amendment shall be construed in accordance with the internal laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

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          IN WITNESS WHEREOF, SRFG, Sears and the Trustee have caused this amendment to be duly executed by their respective officers as of the date first set forth above.

SRFG, INC.
as Seller

By: /s/ George F. Slook
Name: George F. Slook
Title: President and Chief Executive Officer

SEARS, ROEBUCK AND CO.
as Servicer

By: /s/ Larry R. Raymond
Name: Larry R. Raymond
Title: Vice President and Treasurer